UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 19, 2007

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway

San Rafael, California 94903

(Address of principal executive offices, including zip code)

(415) 507-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Compensatory Arrangements of Certain Officers.

Carol A. Bartz Employment Agreement

On January 19, 2007, Autodesk, Inc. (the “Company”) entered into an employment agreement with Carol A. Bartz, the Company’s Executive Chairman (the “Bartz Agreement”). The Bartz Agreement replaces and supersedes the agreement dated April 7, 1992 between the Company and Ms. Bartz. During the term of the Bartz Agreement, Ms. Bartz will receive an annual base salary of $500,000 and may be granted stock options or other equity grants in the discretion of the Company’s Board of Directors. Either Ms. Bartz or the Company may terminate the employment relationship upon thirty days written notice to the other party.

Pursuant to the Bartz Agreement, the Company has agreed to continue to nominate Ms. Bartz to serve as a member of the Company’s Board of Directors. Upon the termination of Ms. Bartz’s employment, the Company has agreed to continue to provide certain health insurance benefits. In addition, Ms. Bartz is entitled to receive severance benefits upon a change of control of the Company (as such term is defined in the Bartz Agreement), or if Ms. Bartz’s employment is terminated by the Company without cause or Ms. Bartz resigns for good reason (as such terms are defined in the Bartz Agreement).

During the term of the Bartz Agreement, Ms. Bartz will continue to be eligible to participate in all benefit plans, policies and arrangements that are applicable to other senior executives of the Company, as such may exist from time to time. The Bartz Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Carol A. Bartz Employment Agreement, dated January 19, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

	By:	/s/ PASCAL W. DI FRONZO
Pascal W. Di Fronzo Vice President, General Counsel and Secretary

Date: January 25, 2007

EXHIBIT INDEX

Exhibit No.	Description
10.1	Carol A. Bartz Employment Agreement, dated January 19, 2007